Exhibit 99.1

Fluor Corporation	Brian Mershon/Eric Krantz
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7624 / 281.263.6030

469.398.7000 main tel	Ken Lockwood/Jason Landkamer
Investor Relations
469.398.7220 / 469.398.7222

N e w s R e l e a s e

FOR IMMEDIATE RELEASE

Two Fluor Board Members to Step Down in April

IRVING, Texas, Feb. 6, 2014—Fluor Corporation (NYSE: FLR) announced today that Sue Woolsey and Kent Kresa will retire from Fluor’s board effective April 29, 2014.

David T. Seaton, Fluor’s chairman and CEO, expressed his appreciation for Woolsey and Kresa’s service. “Sue and Kent have been exceptional members of our board and I thank them for sharing their expertise and leadership with Fluor,” Seaton said.  “We will miss them and wish them both the very best in retirement.”

Kresa and Woolsey both most recently served on Fluor’s audit committee. Woolsey also served on Fluor’s governance committee, while Kresa served on the firm’s organization and compensation committee.

About Fluor Corporation

For more than 100 years, Fluor Corporation (NYSE: FLR) has partnered with its clients to design, build and maintain many of the world’s most challenging and complex capital projects.  Through its global network of offices on six continents, more than 41,000 employees provide comprehensive capabilities and world-class expertise in the fields of engineering, procurement, construction, commissioning, fabrication, operations, maintenance and project management.  Today, the company serves a global client base in the energy, chemicals, government, industrial, infrastructure, operations & maintenance, manufacturing & life sciences, mining, power and transportation sectors.  Headquartered in Irving, Texas, Fluor ranks 110 on the FORTUNE 500 list and had revenue of $27.6 billion in 2012.  For more information, visit www.fluor.com and follow us on Twitter at @FluorCorp.

# # #